SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 31, 2013

APPALACHIAN POWER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

1-3457	Virginia	54-0124790
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement.

Reference is made to page 51 in the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 filed by Appalachian Power Company (“APCo”) under the title “Plant Transfers”.  On December 31, 2013, APCo entered into an Agreement and Plan of Merger (the “Plan of Merger”) dated as of December 31, 2013 with Newco Appalachian Inc. (“Newco”).  Newco was an affiliate of APCo and, at the time of the merger, a wholly-owned subsidiary of APCo.  APCo is a wholly-owned subsidiary of American Electric Power Company, Inc. (“AEP”).

Pursuant to the Plan of Merger, Newco merged with and into APCo (the “Merger”) on December 31, 2013.   Prior to the Merger, Newco was an affiliate of APCo.  As a result of the Merger, APCo assumed the assets and liabilities of Newco.  The assets of Newco consisted of a two-thirds ownership (867 megawatts) in Amos Plant, Unit 3 located in West Virginia (the “Generation Assets”).  The liabilities of Newco included certain indebtedness (the “Generation Debt”) consisting of $300 million indebtedness under the Credit Agreement (defined below) and an $86 million affiliated note payable to AEP Generation Resources Inc. ("AGR") (the "Affiliated Note") with terms and conditions that parallel the $86 million principal amount of West Virginia Economic Development Authority Bonds, Series 2010A, due 2043 originally issued by Ohio Power Company (the “Original Bonds”).  The Affiliated Note transferred the economic effect of the Original Bonds from AGR to Newco.

The Federal Energy Regulatory Commission (“FERC”) approved the Merger in an order issued in April 2013.  The Virginia State Corporation Commission (“Virginia SCC”) and the West Virginia Public Service Commission (“WVPSC”) approved the Merger in orders issued in July 2013 and December 2013, respectively.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the Current Report on Form 8-K filed on July 19, 2013 by Ohio Power Company ("OPCo"), AGR, AEP, APCo and certain other affiliates disclosing the execution of a term credit facility due in May 2015 (the “Credit Agreement”) with unaffiliated lenders named therein.  OPCo entered into and borrowed amounts under the Credit Agreement to provide liquidity during its corporate separation process and the subsequent transfer of its generation assets and liabilities.  Under the Credit Agreement, OPCo may assign borrowings to AGR upon the transfer of OPCo’s generation assets to AGR, and AGR may reassign a portion of those borrowings to affiliates, including APCo, that contemporaneously receive a portion of such generation assets from AGR.  In a transaction occurring on December 31, 2013, AGR transferred to Newco the Generation Assets and the Generation Debt (including a portion of the obligations under the Credit Agreement in the amount of $300 million and an $86 million Affiliated Note relating to the Original Bonds).

As a result of the Merger of Newco with and into APCo, (i) APCo succeeded to the obligations of Newco under the Credit Agreement in an amount of $300 million (variable interest rate, due 2015) and APCo became a formal party obligor under the Credit Agreement as a borrower in the amount of the same $300 million, and (ii) APCo succeeded to the obligations of Newco under the $86 million Affiliated Note (3.125% interest rate, due 2043), which note parallels the terms and conditions of the Original Bonds.

ITEM 2.06	Material Impairments.

In July 2013, the Virginia SCC approved the transfer of OPCo’s two-thirds ownership (867 megawatts) in Amos Plant, Unit 3 to APCo but, for rate purposes, reduced the proposed transfer price by $83 million pretax.  The Virginia jurisdictional share of the reduced price is approximately $39 million pretax.  In December 2013, the WVPSC issued an order that approved the transfer of OPCo’s two-thirds interest in the Amos Plant, Unit 3 to APCo but deferred a final decision related to the $83 million pretax reduction in transfer price until APCo’s next base rate case.  The West Virginia and FERC jurisdictional share of the potential reduced transfer price is approximately $44 million pretax.  Upon evaluation, management believes the West Virginia jurisdictional share is probable of recovery.  As a result of the Virginia order, management concluded that APCo has a material regulatory disallowance related to the Amos Plant, Unit 3.  Management currently estimates that this regulatory disallowance will result in a pretax charge in the fourth quarter of 2013 of approximately $39 million.  The regulatory disallowance will not result in any future cash expenditures.

ITEM 9.01	Financial Statements and Exhibits.

 (d) Exhibits:

Exhibit Number	Title

2.1	Agreement and Plan of Merger dated as of December 31, 2013, by and between Newco Appalachian Inc. and Appalachian Power Company.

4.1
Credit Agreement dated as of July 17, 2013, by and among American Electric Power Company, Inc., Appalachian Power Company, AEP Generation Resources Inc., Kentucky Power Company and Ohio Power Company and the initial lenders named therein (incorporated by reference to Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed by Appalachian Power Company, Exhibit 4).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

APPALACHIAN POWER COMPANY

By:	/s/ Thomas G. Berkemeyer
Name: Title:	Thomas G. Berkemeyer Assistant Secretary

January 7, 2014